                    DATED AS OF THE 22nd DAY OF August, 1989

                       ONTARIO NET INDUSTRIAL SINGLE LEASE

                                     BETWEEN

                          SLOUGH ESTATES CANADA LIMITED

                                   AS LANDLORD

                                     - and -

                        G. G. S. PLASTIC ENGINEERING INC.

                                    AS TENANT

BUILDING NO. 1110               UNIT NO. __________

ADDRESS 6 KENVIEW BOULEVARD, BRAMPTON, ONTARIO

CLAUSE                                                     PAGE
------                                                     ----
1.       Demise                                               1
2.       Term                                                 1
3.       Net Rent                                             1
3(a)     Deposit                                              1
4.       Renewal option                                       1
5.       Tenants' Covenants                                   1
         (a)   Rent                                           2
         (b)   (i) Insurance                                  2
         (ii)  Rental Insurance                               2
         (iii) Dilapidations etc.                             2
         (c)   Municipal Taxes                                2
         (d)   (i)  Business Taxes                            3
         (ii)  Tax on Rent                                    3
         (iii) Management Fee                                 3
         (e)   Utility Charges                                4
         (f)   Cleaning                                       4
         (g)   Repairs and Maintenance                        4
         (h)   Landlord may view repairs, etc.                4
         (i)   Landlord may take inventory, etc.              4
         (j)   Leave premises in good repair                  5
         (k)   Use of Premises                                5
         (1)   Insurance Risks                                5
         (m)   Waste, Offensive Business                      6
         (n)   Auction Sale, Nuisance                         6
         (o)   Compliance with Statutes, etc.                 6
         (p)   Rules and Regulations                          6
         (q)   Alterations to Premises                        7
         (r)   Removal of Goods from Premises                 7
         (s)   Waiver of limitation of distress               7
         (t)   Furnishing Premises                            7
         (u)   Tenant's Sign                                  7
         (v)   No Additional Signs                            8
         (w)   No Assignment or Subletting                    8
         (x)   Showing Premises                               8
         (y)   Debris                                         8
         (z)   outside Storage                                g
         (aa)  Notice of Accidents or Defects                 g
         (bb)  Heavy Equipment                                8
         (cc)  Indemnity of-Landlord                          g
         (dd)  Tenant's Insurance                             9
         (ee)  Registration                                   9
         (ff)  Liens on Alterations, etc.                     9
         (gg)  Tenant's Certificates                          9
5.       (a)   Proviso for re-entry                          10
         (b)   Remedies of Landlord                          10
6.       Landlord's Covenants                                10
         (a)   Quiet Enjoyment                               10
         (b)   Insurance                                     11
         (c)   Boiler Insurance                              11

7.       Mutual Covenants                                    11
         (a)   Net Rent                                      11
         (b)   Landlord may perform Tenant's obligations     11
         (c)   Default                                       11
         (d)   Forfeiture                                    12
         (e)   Limitation of Landlord's liability            12
         (f)   Waiver                                        13
         (g)   Fire, etc.                                    13
         (h)   Tenant's Parking                              14
         (i)   Collection charges                            14
         (j)   Acceptance of Premises                        14
         (k)   Overholding                                   14
         (1)   Amounts Owing as Additional Rent              15
         (m)   Interest on amounts owing                     15
         (n)   Notices                                       15
         (o)   Subordination                                 15
         (p)   Entire Agreement                              15
         (q)   Change of Control of Tenant                   16
         (r)   Adjustments                                   16
         (s)   Expropriation                                 16
         (t)   Force Majeure                                 16
         (u)   Covenants; Severability                       16
         (v)   Titles                                        17
         (w)   Successors and Assigns                        17

THIS INDENTURE made the _____ day of September,

ONE THOUSAND NINE HUNDRED AND EIGHTY-NINE

     IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT

     BETWEEN:

          SLOUTH ESTATES CANADA LIMITED
          ----------------------------------------------------------------------
          a Company incorporated under the laws of the Province of Ontario, having its head office at the City of Mississauga, in the said Province,

          (hereinafter called the "Landlord")

     - and -

          G.G.S PLASTICS ENGINEERING INC.
          ----------------------------------------------------------------------
          (hereinafter called the "Tenant"

                               OF THE SECOND PART

Demise 1. WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases unto the . Tenant (subject to the present tenant, if any, vacating) all that certain parcel or tract of land and premises situate on the Landlord's Industrial Estate in the City of Brampton, in the Province of Ontario, municipally known as 6 Kenview Boulevard and being shown outlined in blue in Schedule "Ao' hereto, together with the building or buildings and other improvements now or hereafter erected thereon (hereinafter called the "Building") and known as Building No. 1110 and the fixtures listed in schedule "B" hereto (hereinafter collectively called the "Premises").

Term 2. TO HAVE AND TO HOLD the Premises for and during the term (hereinafter called the "Term") of Five (5) years to be computed from the 1st day of April, 1990 and from thenceforth next ensuing and fully to be completed and ended on the 31st day of March, 1995.

Rent 3. YIELDING AND PAYING THEREFORE yearly and every year during the Term unto the Landlord the sum of ONE HUNDRED AND SIXTY-THREE THOUSAND, EIGHT HUNDRED DOLLARS ($163,800.00) in lawful money of Canada to be paid, in advance, without any deduction whatsoever by equal monthly payments on the last day of each preceding month in every year, the first payment in the amount of TWENTY SEVEN THOUSAND, THREE HUNDRED DOLLARS ($27,300.00) to be made on the 29th day of September, 1989 which sum is to represent rent for the first and last months of the Term being paid by the Tenant.

Deposit             3(a) Not Applicable

Renewal             option 4. See Schedule "C" i

                                TENANTS COVENANTS

Rent. The Tenant covenants with the Landlord as follows! - (a) to pay rent and prior to the Commencement Date, it will arrange with its banker to have all monthly payments of Basic Rent payable hereunder and estimated Additional Rent (as determined from time to time by. the Landlord) hereunder paid directly to Account Number 277-357-0 at The Royal Ban% of Canada, Main Branch-Royal Bank Plaza, or such other account and/or Bank as the Landlord may from time to time direct in writing, by way of Pre-authorized Chequing, electronic transfer or other similar arrangement acceptable to the Landlord. The Landlord shall advise the Tenant each calendar year during the Term of its revised estimate of the amount of the Additional Rent payable by the Tenant for such year and shall provide the Tenant with the particulars thereof. The Tenant shall take the steps to require to amend the arrangements with its banker made pursuant to the preceding paragraph to provide for the payment of the revised estimate of Additional Rent.

                    The Tenant agrees to provide the Landlord with evidence of such arrangements from time to time upon and further agrees not to cancel such arrangements without giving the Landlord at least 30 days' prior written notice

                    (b) W to pay to the Landlord as additional rent

Insurance           (i) a sum or sums of money equal to the expense incurred by the Landlord in effecting and maintaining the insurance on the Premises provided for in paragraph 7 hereof;

Rental Insurance    (ii) a sum or sums of money equal to the expense incurred by the Landlord in effecting and maintaining rental insurance against loss of one year's rent due to the perils specified in paragraph 7 hereof; and

Dilapidations,      (iii) any and all amounts expended by the Landlord in
etc.                fulfillment of the Tenant's obligations under this lease
                    pursuant to paragraph e(b) hereof: such additional rent to be paid without any deduction whatsoever upon the receipt of a written notice of same by the Landlord and to be recovered in the same manner as rent in arrears;

Municipal Taxes     (c) in each and every year during the Term to pay when due each installment of all municipal property taxes, rates
                    (including local improvement rates), duties and assessments now or at any time during the Term rated, charged, levied and assessed against the premises or any part thereof and/or against any machinery, equipment or other facilities now or at any time during the Term brought in or onto the Premises or any part thereof and to pay any similar tax not now contemplated which may be levied at any time during the Term by any competent government or municipal body in lieu of property taxes;

Business Taxes      d) (i) to pay all taxes, rates, duties, assessments and
                    licence fees whatsoever whether municipal, parliamentary or otherwise now charged or hereafter charged upon or in respect of the contents of the Premises and/or upon and/or in respect of any business or other activity carried on upon and/or in connection with the Premises and/or upon the Tenant on account of the Premises or such contents, business or other activity and to pay any similar tax not now contemplated which may be levied at any time during the Term by any competent government or municipal body in lieu of such taxes, rates, duties, assessments and licence fees now charged;

Tax on Rent         (ii) If at any time during the term of this Lease or any
                    renewals thereof a tax or excise on rents or other tax, however described, is levied by any Governmental-authority against the Landlord for the minimum rent or any other monies collectable' under this Lease, save and except the Landlord's income tax, the Tenant covenants to pay and discharge such tax or excise on rents or other tax or levy but only to the extent of the amount thereof which is lawfully assessed or imposed upon the Landlord and which as so assessed or imposed as a direct result of the Landlord's ownership of the demised premises, or of this Lease or of the rental occurring under this Lease, it being the intention of the parties hereto that all rent to be paid under this Lease, shall be paid to the Landlord absolutely net without any deduction of any nature whatsoever.

Management Fee      (iii) To pay Tenant's proportionate share of the business
                    taxes, if any, against the common areas of the said lands charged to the Landlord and all other taxes, assessments and charges of any kind and nature whatsoever with respect to the said lands and without limitation, the Tenant's proportionate share of all costs and expenses (other than all such taxes, assessments, charges, costs and expenses for which Tenant is directly liable under the terms of this Lease), for the operation, management, maintenance, replacement that is everything other than the building that may be borne by the Tenant, if necessary, or wilfully or negligently caused to the said lands, the buildings thereon and the facilities thereon and therein, including without limitation, insurance, services, maintenance, management fee, supervision, snow and ice removal, lighting, repairs, driveways, sidewalks, lawns, parking areas and all other public and/or common areas on the said lands and the demised premises on the said lands, plus an administration fee of 15% of the total of all costs and expenses hereinbefore set out.

Utility Charges     e) to pay all or its proportionate share whichever is
                    applicable, rates and charges for electricity, water, telephone, gas, oil, heating, and other similar utilities supplied to the premises;

Cleaning f) to keep and maintain the Premises and the windows thereof in a clean and sanitary condition; to keep the sidewalks adjacent to the Premises reasonably clean and free from ice and snow, not to allow any refuse or debris to accumulate on or about the Premises and to keep the land coloured red on Schedule "A" hereto in a clean and tidy condition and maintained as a garden;

Repairs and         g) from time to time and at all times during the term at its
Maintenance         own cost well and sufficiently to repair, cleanse, paint,
                    maintain, amend and keep the Premises and the fixtures therein and the walls, roofs, foundations, water service and gas connections, pipes, mains, fertce~; ~att~tar-reams', sewers and drains in, on or under the Premises and the appurtenances thereof in a good and workmanlike manner and to the satisfaction of the Landlord's engineers damage,by the perils set forth in paragraph 7(b) hereof (and if applicable paragraph 7(c) hereof) and inherent structural defects only excepted and in particular without limiting the generality of the foregoing.

                    i) In the last year of the Term (or, if this lease is earlier terminated, in the year of termination) thoroughly to prepare and paint, in a good and workmanlike manner and to the: satisfaction of the Landlord's engineers, all interior portions of the Building usually painted, applying at least two coats of prime quality oil or such other paint as may be approved by the Landlord and to grain, varnish, wash, paint, caulk, whiten and colour all interior portions of the Building as were so treated at or subsequent to the commencement of the Term:

Landlord may view   h) that the Landlord may enter and view the state of
Repairs, etc.       maintenance and repair and that the Tenant will repair,
                    according to notice in writing, damage by the perils specified in paragraph 7(b) hereof (and if applicable paragraph 7(c) hereof) and inherent structural defects only excepted;

Landlord may Take   i) to permit the Landlord, its servants and agents at all
Inventory, etc.     reasonable times to enter upon the Premises for the purpose of taking inventory of the Landlord's property thereon, for the purpose of inspecting and making such repairs, extensions, alterations and improvements as the Landlord may deem necessary to the adjoining property of the Landlord and to any drains, pipes, wires, cables, apparatus and works in, through, under or over the Premises or any adjoining premises or for the purpose of removing any article of remedying any condition which in the opinion of the Landlord would be likely to lead to the cancellation of any policy of insurance on the Premises and the Tenant shall not be entitled to compensation of any kind for any inconvenience, nuisance, loss or discomfort occasioned thereby nor. shall such entry be deemed to be a re-entry by the Landlord;

Leave Premises in   j) to leave the Premises in good repair, damage by the
Good Repair         perils specified in paragraph 7(b) hereof (and if applicable paragraph 7(c) hereof) and inherent structural defects only excepted;

Use of Premises     k) not to use the Premises or any part thereof as a dwelling house, place of amusement, meeting hall, theatre or cinematograph theatre nor to use the Premises or any part thereof or permit the same to be used for any other purpose than that of general offices, manufacturing and warehousing operations incidental thereto; Nothing herein shall be so interpreted as to imply that this lease is conditional or dependent upon the Tenant obtaining any permit or licence from any municipal, provincial or other authority;

Insurance Risks     1) (i) not to do or permit to be done in, upon or about the
                    Premises any act or thing which may make void or voidable, or result in the increase of the premium payable in respect of, any policy of insurance on the ` Building or any part thereof or adjoining or near the Premises. If the rate of such insurance shall be increased by reason of any use of the Premises or by reason of anything done or permitted to be done or committed by the Tenant or anyone permitted by the Tenant to be in, on or about the Premises the Tenant shall on demand pay to the Landlord the amount of such increase and if the insurance maintained by the Landlord pursuant to paragraph 7 hereof shall be cancelled by the insurer by reason of the use or occupation of the Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be in, on or about the Premises, the Landlord may, at its option, in addition to any other remedy it may have, forthwith terminate this lease by notice in writing to the Tenant and thereupon rent (including additional rent) and any other payments for which the Tenant is liable under this lease shall be apportioned (where necessary) and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the same;

                    (ii) to give written notice to Landlord and the company or companies carrying the applicable insurance on the said lands and/or the demised premises, of any vacancy, unoccupancy or cessation of operations for more than thirty
                    (30) consecutive days on the demised premises or such other times as set out in any such insurance policy and of the supply of gasoline, benzene, naphtha or other material of equal or greater volatility exceeding one (1) gallon in all to the demised premises and of any interruption to or flaw or defect in the sprinkler system if any, on the demised premises.

                    (iii) not to bring onto the demised premises any contaminant as this term is defined in the Environmental Protection Act, R.S.O. 1980, Chapter 141, as amended, or any substance which is an equivalent under any succeeding legislation (a "Contaminant") unless such Contaminant is required in the ordinary course of carrying the Tenant's business. If the Tenant intends to bring any contaminant onto the demised premises, it shall notify the Landlord of the precise nature and quantity of the Contaminant involved. Within thirty (30) days prior to the end of the term hereof, the Tenant shall removal all Contaminants brought on the demised premises and shall comply with all requirements regarding removal, disposal and cleaning imposed by any authority having jurisdiction over the Contaminants involved. Before bringing any Contaminant on the demised premises, the Tenant shall deliver to the Landlord a bond issued by the bonding company satisfactory to the Landlord-in an amount equal to Two (2) years rent to guarantee fulfillment by the Tenant of its obligations with respect to cleaning and removal of any Contaminants.

Waste, offensive    m) not to do or suffer any waste, disfiguration or injury to
Business            Premises or any part thereof and not to use or permit to be used any part of the Premises for any dangerous, noxious or offensive trade or.business and not to cause or permit any nuisance in, on or about the Premises;

Auction Sale        n) not to conduct any auction sale on the Premises and not
Nuisance            to do or permit to be done in, on or about the Premises any act or thing which shall or may be or become a nuisance, annoyance or inconvenience to the Landlord or its tenants or the occupiers of any premises in the neighbourhood of the

                    Premises;

Compliance with     o) not to do or permit to be done or omit or permit to be
Statutes, etc.      omitted any act, matter or thing in or respecting the
                    Premises which by virtue of any statute, regulation, by-law or order of any duly constituted public authority should not be done or ought to be done or which shall contravene any of the provisions thereof and to indemnify and keep indemnified the Landlord against all actions, proceedings, costs, expenses, claims and demands in respect of any such act, matter or thing contravening any of the said provisions as aforesaid;

Rules and           p) that the Tenant and the employees of the Tenant and all
Regulations         persons visiting or doing business with the Tenant on the
                    Premises shall, while on the Premises, be bound by and observe all reasonable rules and regulations made by the Landlord of which U notice in writing shall be given to the Tenant and all such rules and regulations shall be deemed to be incorporated in and form part of this leases

Alterations to      q) not at any time during the Term, without the prior
Premises            written consent of the Landlord, to erect any new building on the Premises or make any alterations, whether structural or otherwise, or any addition to the Building or make any excavation on the Premises or interfere with or by building or otherwise cause access to any pipe, wires, cables, drains, sewers, watercourses, conduits or subways which now are or at any time hereafter may be under, in or through the Premises to be interfered with or adversely affected or carry out any development of any kind whatsoever; provided that any alterations, additions or improvements so erected or made shall on the expiration or other termination of this lease be and remain the property of the Landlord; provided, however, that the Tenant may remove his fixtures. , Notwithstanding the foregoing no fixtures shall, except in the ordinary course of business, be removed from the Premises during the Term or at any time after, the expiration of the Term without the prior written consent of the Landlord until all rent (including additional rent) in arrears and all rent (including additional rent) to become due hereunder shall have been paid or secured to the satisfaction of the Landlords

Removal of Goods    r) not to sell, dispose of or remove any of its goods or
from Premises       chattels from the Premises except in the ordinary course of the Tenant's business, whether or not there is rent in arrears and to permit the Landlord to seize and sell all such goods and chattels at any place to which they have been removed contrary to the provisions of this paragraph;

Waiver of           s) the Tenant waives and renounces the benefit of any
Limitation of       present or future statute taking away or limiting the
Distress            Landlord's right to distress and agrees with the Landlord
                    that notwithstanding any such statute, none of the Tenant's goods and chattels on the Premises at any time during the Term shall be exempt from levy by distress for rent in arrears;

Furnishing          t) that the Tenant will furnish the Premises with a
Premises            sufficient quantity of furniture, fixtures, and equipment on which the Landlord's right to distress may be exercised in an amount at least equal to one year's rental;

Tenant's Sign       u) that the Tenant shall within three months from the date hereof erect or paint a sign on the Premises setting out the name and business of the Tenant and shall maintain the same in a state of good repair and appearance.

                    Before erecting or painting the said sign the Tenant shall obtain the written approval of the Landlords

No Additional       v) that the Tenant will not at any time during the Term
signs               erect or cause to be erected on the Premises any sign,
                    signboard or other outdoor advertising, without first obtaining the written consent of the Landlord;

No Assignment or    w) the Tenant shall not assign or sublet or allow the
Subletting          Premises or any part thereof to be occupied or used by any other person, firm or corporation without the prior written consent of the Landlord, which consent may not unreasonably be withheld, notwithstanding the provisions of Section 23 of The Landlord and Tenant Act;

Showing Premises    x) to permit the Landlord or its agents at any time within three months next preceding the expiration or sooner determination of the Term to enter upon the Premises and to affix upon any suitable part thereof a notice for selling or reletting the same and not to remove or obscure the same and to permit all persons authorized in writing by the Landlord or its agents to view the Premises at all reasonable hours;

Debris y) that the Tenant will not at any time during the Term allow any refuse or debris to accumulate in or about the Premises and will at all times keep the Premises in a clean and wholesome condition and will observe all municipal by-laws and regulations relating to the drains and sewers servicing the Premises;

Outside Storage     z) not at any time during the Term to store any material or supplies of any kind on or about any part- of the Premises outside the Building without the prior written consent of the Landlord.

Notice of           aa) to give to the Landlord prompt written notice of any
Accidents of        accident or other defect in the water pipes or heating
Defects             apparatus telephone, electric light or other wires, but
                    unless otherwise expressly provided there shall be no obligation on the part of the Landlord to repair or make good any such matters;

Heavy Equipment     bb) not to bring upon the Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Premises and not at any time to overload the floors of the Premises and if any damage is caused to the Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Tenant or any of its agents or servants or any person having business with the tenant forthwith to repair such damage;

Indemnity of        cc) that the Tenant shall indemnify and save harmless the
Landlord            Landlord from any and all liabilities, damages, costs and
                    claims, suits or actions arising out of: - (i) any breach, violation or non-performance of any covenants, conditions or agreements in this lease set forth and contained on the part of the Tenant to be fulfilled, kept, observed and performed;
                    (ii) any damage to property occasioned by the use and occupation of the Premises; (iii) any injury to any person or persons, including death, resulting at any time therefrom
                    ` occurring in, on or about the Premises, and/or on the roads or sidewalks adjacent thereto;

Tenant's            dd) that the Tenant shall take out and keep in force during
Insurance           the Term, insurance upon all glass and plate glass in the
                    Premises and property damage insurance and public liability insurance all in amounts and with policies in form satisfactory from time to time to the Landlord, and all in recognized insurance companies. Each such policy shall name the Landlord as an additional insured and the cost or premium of each and every such policy shall be paid by the Tenant and not by the Landlord and the Tenant shall obtain from the insurance companies involved undertakings to notify the Landlord in writing at least ten (10) days prior to any cancellation thereof. The Tenant agrees that if the Tenant fails to take out or to keep in force such insurance the Landlord will have the right to do so and to pay the premium therefor and in such event the Tenant shall repay to the Landlord the amount paid as premium, which repayment shall be deemed to be additional rent payable on the first day of the next month following the said payment by the Landlord.
                    The Tenant shall take out and keep in force during the Term fire insurance covering its stock-in-trade, furniture and fixtures in an amount equal to the full insurable value thereof;

                    It is agreed and understood that if any glass is damaged, the Tenant will replace same at his own cost.

Registration        ee) the Tenant will not register this lease in this form in the Registry office or the Land Titles Office. If the Tenant desires to make a registration for the purpose of giving notice of this lease, then the parties hereto shall contemporaneously with the execution of this lease execute a short form thereof solely for the purpose of supporting an application for registration of notice thereof;

Liens on            ff) the Tenant shall duly pay for all labour performed,
Alterations, etc.   material or equipment furnished in, about or with reference to any buildings erections, repairs, alterations, installations or improvements which may be made or done from time to time in or upon the Premises and every part thereof at all times free and clear of all liens in respect thereof;

Tenant's            gg) the Tenant agrees that it will at any time and from time
Certificates        to time upon not less than ten (10) days prior notice
                    execute and deliver to the Landlord a statement in writing certifying that this lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the annual rental then being paid hereunder, the dates to which the same, by installment or otherwise and other charges hereunder have been paid, and whether or not there is any existing default on the part of the Landlord of which the Tenant has notice.

Proviso for         6. a) Provision for re-entry by the Landlord on non-payment
Re-entry            of rent or non-performance of covenants, positive or
                    negative.

Remedies of         b) If the Tenant shall fail to make any payment or payments
Landlord            of rent or any part thereof or fail to pay any sum or sums which are to be paid under this lease to the Landlord or otherwise and such default shall continue for fifteen (15) days or if the Tenant shall fail to perform any other covenants, conditions or agreements contained herein and shall allow such default to continue for fifteen (15) days after written notice thereof then (i) the term hereby granted may, at the option of the Landlord expressed in writing, be terminated subject to any other rights or remedies available to the Landlord and the term and estate hereby vested in the Tenant and any and all other rights of the Tenant hereunder shall thereupon immediately cease and expire as full and with like effect as if the entire term herein provided for had elapsed and rent and any other payment for which the Tenant is liable under this lease shall be apportioned and paid in full to the date of such termination together with reasonable expenses of the Landlord, including, but not restricted to, legal costs, solicitors' fees and brokerage and `expenses of keeping the Premises in good order and of preparing the premises for reletting, and the Tenant shall immediately deliver up possession of the Premises to the Landlord and (ii) the Landlord, in addition to all other rights which it may have under this lease or otherwise, shall have the right to enter the Premises as the agent of the tenant without being liable for any prosecution therefor and to relet the Premises as the agent of the Tenant for whatever term and under whatever conditions the Landlord may seem advisable and to receive the rent therefor and as agent of the Tenant to take possession of any chattels, furniture or other property on the Premises and to lease the same or sell the same at public or private sale with or without notice and to apply the proceeds of such lease or sale and any rent derived from reletting the Premises on account of the rent or other charges under this lease.

                              LANDLORD'S COVENANTS

7.                  The Landlord covenants with the Tenant as follows: -

Quiet Enjoyment     a) for quiet enjoyment;

Insurance           b) to insure and keep insured the Premises against loss or damage by fire, lightning, and (i) in the case of property not under the sprinklered protection, the perils of the insurance Advisory Organization Extended Coverage
                    Endorsement Form K66, together with the Malicious Damage
                    Extension Form 90, as the same may exist from time to time, or (ii) in the case of property under sprinklered protection, the perils of the Insurance Advisory
                    Organization Extended Coverage Endorsement Form L66 as the same may exist from time to time; and

Boiler loss         c) To insure and keep insured the Premises against damage of
Insurance           whatsoever kind or nature by reason of the explosion or
                    collapse by vacuum or cracking of any steam or hot water boilers, pipes and accessories in the Premises or the Building or by reason of any other explosion, in an amount from time to time reasonably satisfactory to the Landlord.

                                MUTUAL COVENANTS

8. It is hereby mutually agreed between the Landlord and the Tenant as follows:

Net Rent a) it is the intention of this lease that the rental hereby reserved shall be net to the Landlord and clear of all taxes (except the Landlord's income taxes), costs and charges arising from or relating to the Premises and that the Tenant shall pay all charges, impositions, expenses of every nature and kind relating to the Premises and the Tenant covenants with the Landlord accordingly.

Landlord may        b) if the Tenant shall fail to perform or cause to be
perform Tenant's    performed each and every one of the covenants and
obligations         obligations of the Tenant in this lease contained, the
                    Landlord shall have the right (but shall not be obligated) to perform or cause the same to be performed and to do or cause to be done such things as may be necessary or incidental thereto (including without limiting the generality of the foregoing, the right to make repairs, installations, and expend money) and all payments, expenses, charges, fees and disbursements incurred or paid by or on behalf of the Landlord in respect thereof shall be paid by the Tenant to the Landlord forthwith upon demand and shall be recoverable in the same manner as rent in arrears;

Default c) if the Tenant shall be in default of any of its covenants and obligations hereunder other than its covenant to pay rent or amounts collectible hereunder as rent reserved and in arrear the Landlord may give notice to the Tenant upon such default coming to the attention of the Landlord and in such notice the Landlord shall with reasonable particularity state the nature of the default and require the same to be remedied and the Tenant shall have thirty (30) days (or such longer period as may be reasonably necessary bearing in mind the nature of the default) from the receipt of such notice within which to remedy such default. If after the expiration of the times above limited the Tenant remains in default the Landlord may thereupon at its option either by itself or its lawfully authorized agent enter and re-enter into and upon the Premises or any part thereof in the name of the whole and have again, repossess and enjoy its former estate free and clear of all claims of the Tenant.

Forfeiture          d) provided that if the Term or any of the goods and
                    chattels of the Tenant shall be at any time seized or taken in execution or in attachment by any creditor of the Tenant, or, if the Tenant is a corporation, any proceeding shall be taken or order shall be made for the winding-up of the Tenant, or for the surrender or cancellation of, or the forfeiture of the charter of the Tenant, or if a writ of execution shall issue against the goods or chattels of the Tenant, or if the Tenant shall execute any chattel mortgage or bill of sale of any of its goods or chattels otherwise than in the ordinary course of business, or if the Tenant shall make an assignment for the benefits of creditors, or becoming bankrupt or insolvent shall take the benefit of any Act that may be in force for bankrupt or insolvent debtors or shall abandon or attempt to abandon the Premises, or to sell or dispose of its goods and chattels so that there would not in the event of such sale or disposal be in the opinion of the Landlord a sufficient distress on the Premises, or if the Premises shall without the consent in writing of the Landlord become and remain vacant or be not used for a period of thirty (30) days or be used by any persons other than such as are entitled to use them under the terms of this lease or for any purpose other than that for which the same are hereby demised then, and in every such case, the then current month's rent, together with the rent for the three months next ensuing and taxes for the then current year (to be reckoned at the rate for the next preceding year in case the rate shall not have been fixed for the then current year), shall immediately become due and payable and the Term shall, at the option of the Landlord, forthwith become forfeited and determined and in every of the above cases, such taxes shall be recoverable by the Landlord in the same way as rent in arrears;

Limitation of       e) the Landlord shall not be liable nor responsible in any
Landlord's          way for any personal or consequential damages of any nature
Liability           whatsoever that may be suffered or sustained by the Tenant or any employee, invitee, or licensee of the Tenant or any other person who may be upon the Premises and, save as to damage caused by the negligence of the Landlord, its employees, servants, or agents, the Landlord shall not be responsible in any way for any injury to any person or for any loss of or damage to any property belonging to the Tenant, or to employees, invitees, or licensees of the Tenant while such person or property is in, on or about the Premises, including (without limiting the generality of the foregoing) any loss of or damage to any such property caused by theft or breakage or steam, water, rain or snow which may leak into, issue or flow from any part of the Premises or any adjacent or neighbouring land or premises or from the water, steam, or drainage pipes or plumbing works of the same or from any other place or from any damage caused by or attributable to the condition or arrangement of any electric or other wiring nor for any damage caused by anything done or omitted to be done by any other tenant of the Landlord.
                    The Tenant covenants to save harmless and indemnify the Landlord from and against all liability, loss, costs, claims or demands made against it in respect of any injuries or damage referred to ` in this paragraph except such as may arise out of the negligence of the Landlord, its employees, agents or servants; Waiver f) any waiver by the Landlord of the breach of any covenant, condition, or proviso herein shall not be taken to be a waiver of the breach of any other covenant, condition or proviso herein nor a continuing waiver of the same breach of the same covenant, condition or proviso osr of the .subsequent compliance with the said covenants, conditions or provisos and all of the rights and remedies of the Landlord shall be deemed to be cumulative and not alternative;

Fire, etc.          g) if and whenever during the Term the Building shall be
                    destroyed or damaged by fire, lightning or tempest, or any of the perils insured against the Landlord, then and in every such event:

                    (i) if the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or are unsafe to use and occupy and if in either event the damage, in the opinion of the Landlord, to be given to the Tenant within ten (10) days of the happening of such damage or destruction, cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage or destruction, then either the Landlord or the Tenant may within five (5) days next succeeding the giving of the Landlord's opinion as aforesaid terminate this lease by giving to the other notice in writing of such termination, in which event this lease and the Term shall cease and be at an end as of the date of such damage or destruction and the rent (including additional rent) and all other payments for which the Tenant is liable under the terms of this lease shall be apportioned and paid in full to the date of such damage or destruction; in the event that neither the Landlord nor the Tenant so terminates this lease as aforesaid, then the rent hereby reserved shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling the Tenant to use and occupy the Premises, and the Landlord shall repair the damage with all reasonable speed;

                    (ii) if the damage be such that the Premises are wholly unfit for occupancy, or are unsafe to use or occupy but if in either event the damage, in the opinion of the Landlord, to be given to the Tenant within ten (10) days from the happening of such damage, can be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage then the rent hereby reserved shall abate from the happening of such damage until the damage shall be made good to the extent of enabling the Tenant to use and occupy the Premises and the Landlord shall repair the damage with all reasonable speed;

Tenant's Parking    h) the Tenant and the employees of the Tenant shall park
                    their automobiles or trucks only in areas designated by the Landlord as parking areas and further, the Landlord and person authorized by the Landlord shall have the right without unduly interfering with the Tenant's business to relocate or alter parking areas, driveways and access ramps from time to time as the Landlord may desire including the reduction, increase or change of the size and location thereof provided always that access to and from the Premises are at all times available;

Collection          i) in the event that it shall be necessary to distrain or
Charges             commence an action for the collection of rent herein
                    reserved or any portion thereof, or any other amount payable by the Tenant under this lease or if it shall be necessary to collect the same upon the demand of a solicitor or in the event that it becomes necessary for the Landlord to prepare and serve a notice requiring the Tenant to remedy a breach of any of the covenants herein, the Tenant shall pay to the Landlord on demand all costs, charges and expenses
                    (including solicitor's and counsel fees) incurred by the Landlord incidental thereto or in connection therewith and such costs, charges and expenses shall be recoverable in the same way as rent in arrears;

Acceptance of       j) the Tenant has leased the Premises after examining the
Premises            site and the Building or the plans and specifications
                    relating to the same and unless the Tenant furnishes the Landlord with a notice in writing specifying any defect in the construction of the Premises or otherwise within ten
                    (10) days after taking possession thereof, such taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Premises were in good order and satisfactory condition;

Overholding         k) if, at the expiration or other termination of this lease, the Tenant shall remain in possession of the Premises, with or without the consent of the Landlord and without any further written agreement, a tenancy from year to year shall not be created by implication of law, but the Tenant shall be deemed to be a monthly tenant only, at a monthly rental equal to two (2) times the rent payable in respect of the last month prior to the expiration of the Term, payable in advance on the first day of each month and subject in all other respects to the terms of this lease.

Amounts owing as    l) all amounts owed by the Tenant to the Landlord hereunder,
Additional Rent     other than rent, shall be deemed to be additional rent and shall, unless otherwise provided herein, be paid within fifteen (15) days from the date of demand by the Landlord;

Interest on         m) all amounts owed by the Tenant to the Landlord hereunder,
Amounts Owing       including rent, shall bear interest from the date due until the date paid at the rate equivalent to two per cent (20) above the prime rate of interest in effect on the date of payment at The Royal Bank of Canada, Toronto or at the maximum legal rate of interest, whichever is lower.

Notices n) save as otherwise herein specifically provided, any notice required or contemplated by any provision of this lease shall be given in writing enclosed in a sealed envelope addressed in the case of notice to the Landlord to it at 7420 Airport Road, Mississauga, Ontario, L4T 4E5, and in the case of notice to the Tenant to it at the Premises, and mailed by registered mail, postage prepaid. The time of giving of such notice shall be conclusively deemed to be the fourth business day after the day of such mailing. Such notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to an executive officer of the Landlord, and in the case of notice to the Tenant, to the Tenant personally or if the Tenant is a corporation to an executive officer of the Tenant. Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery. If in this lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons. Provided that either party may by notice to the other, from time to time designate another address in Canada to which notices mailed more than ten (10) days thereafter shall be addressed;

Subordination       o) this lease is subject and subordinate to all ground and underlying leases and to any charges on or charges from time to time created by the Landlord by mortgage or charge on the Premises or the Building and the Tenant shall from time to time as requested by the Landlord execute all documents and give such further assurances as may be reasonably required to postpone its rights and privileges to the holder of any such leases, charges or mortgages;

Entire Agreement    p) the Tenant acknowledges that there are no covenants
                    representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this lease save as expressly set out in this lease and that this lease, the offer to lease and exterior maintenance contract, constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant. It is further agreed that the offer to Lease attached hereto, forms an integral part of this lease.

Change of Control   q) if the Tenant is a corporation and, if, by sale or other
of Tenant           dispositions, the control thereof changes at any time during the Term, then, at the option of the Landlord, this lease may be cancelled by the Landlord upon giving sixty (60) days' prior written notice to the Tenant of its intention to do so.

Adjustments         r) upon the termination of this lease by effluxion of time, or the sooner determination of this lease, other than sooner determination resulting from any of the matters referred to in paragraph (d) of Clause 8 hereof, the Landlord shall pay to the Tenant the value of any unexpired insurance upon the Building and other improvements on the Premises and the parties shall pro rata adjust, apportion and allow between themselves all items of taxes, water rates and other matters of a similar nature to the intent and purpose that the Tenant shall bear the burden thereof until it shall deliver up possession of the Premises on the termination of the lease or at the expiry of any holding over but not afterwards.

Expropriation       s) if the Premises or any part thereof shall be expropriated for a public or quasi public purpose the Landlord shall be entitled, at its option, forthwith to terminate this lease by giving notice in writing to the Tenant and thereupon rent and all other payments payable by the Tenant hereunder shall be apportioned and paid to the date of termination and the Tenant shall surrender and yield up possession of the Premises to the Landlord and the Landlord shall solely be entitled to any award payable on any such expropriation free of any apportionment in favour of the Tenant;

Force Majeure       t) wherever in this lease it is provided that anything be
                    done or performed within a specified period such provisions are subject to strikes, lockouts, availability of materials, government rules, regulations or order or any other conditions (other than financial conditions) beyond the reasonable control of the Landlord or the Tenant, as the case may be, and where any such conditions arise the period of time for the Landlord or Tenant to comply with the specific obligation hereunder shall be extended to the extent of the period of delay caused by any of the foregoing events;

Covenants           u) the Landlord and the Tenant agree that all of the
severability        provisions of this lease are to be construed as covenants
                    and agreements as though the words importing such covenants and agreement were used in each separate section hereof.
                    should any provision or provisions of this lease be illegal or not enforceable it or they shall be considered separate or severable from this lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included:

Titles v) the titles of articles and the captions of sections appearing in this lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this lease or of any provisions thereof;

Successors          w) this indenture and everything herein contained shall
and Assigns         enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each and every of the parties hereto, subject to the granting of consent by the Landlord as provided in paragraph 5(w) hereof to any assignment or sub-lease and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a female party or a corporation the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

     IN WITNESS WHEROF the Landlord and the Tenant have executed this Indenture.

SIGNED, SEALED AND DELIVERED
in the presence of:                         G.G.S. PLASTICS ENGINEERING INC.


                                            By:  /s/ G. Martinovic
                                                --------------------------------
                                                G. Martinovic


                                            SLOUGH ESTATES CANADA LIMITED


                                            By: /s/ G. Appleyard
                                                --------------------------------
                                                G. Appleyard

                                                /s/ Rob Stewart
                                                --------------------------------
                                                Rob Stewart

                                                              SEPTEMBER 8, 1989.

                                  SCHEDULE "B"

                6 KENVIEW BLVD. BRAMPTON. ONTARIO - BUILDING 1110

     Consisting of a single storey office and warehouse unit/building.

AREA:   Office      4,000 sq. ft. approx.
        Warehouse   27,200 sq. ft. approx.
        Total       31,200 sq. ft.

ELEVATIONS:

Front (South):

4" face brick on concrete block. 5" thick precast concrete panel pure white exposed aggregate with 1" x 3" accent bands, 30 tinted windows in prefinished aluminum frames complete with 9" high base with insulation. (2) 3" x 7" entrance doors, tinted in prefinished aluminum frame complete with sidelight and transom.

Sides (East & West):

4" face brick on concrete block, 5" thick precast concrete panel pure white exposed aggregate with 1" x 3" horizontal and vertical accent bands, 10 tinted double glazed windows in aluminum trim a complete with 9" high prefinished aluminum insulated base. East elevation complete with (1) 3' x 7' hollow metal exit door.

Rear (North):

4" face brick on concrete blocks, 1 vertical ladder to comply with the latest building code, (2) 8' x 10' wood sectional overhead door, (2) 3' x 7' metal man exit doors, 1 exit door complete with glazed transom.

FLOOR:

5" 3,000 PSI concrete floor slab.

ROOF:

4 ply felt and gravel built up roofing with 2" rigid insulation and vapour barrier.

Under Steel: 18"

OFFICE CONSISTING OF:                                     Ceiling Height: 9 Feet

1 Vestibule area complete with vinyl composite floor tiles. general office, 6 private offices, l coat closet, 1 storage room, 1 computer room all fully broadloom. 2 private offices, 1 quality control area all complete with vinyl composite floor tiles, 1 tool room complete with concrete flooring, (1) 10 x 12 overhead door, all acoustical ceiling tiles on T-Bar grid, drywall painted partitions.

Warehouse Area:

1 Quality control area, 1 production manager, 1 shippers office all complete with vinyl composite floor tiles.

WASHROOMS:

2     Consisting of:

1     Water closet outfit with olsonite seat.
1 Wash hand basin with center set faucets. 1 18" x 24" mirror. Drywall painted partitions.
      Acoustical ceiling tiles on a T-Bar grid system. Vinyl composite floor tiles.
1     1 x 4 (2) lamp fluorescent fixture.

LOCKER ROOMS:

WOMENS   MENS
------   ----
  2       3     Water closet complete with Olsonite seat.
  2       2     Wash hand basin complete with centerset faucets'.
  2       2     18 X 24 mirrors.
                Drywall painted partitions.
                Acoustical ceiling tiles on a T-Bar grid system.
                Vinyl composite floor tiles.
      -   1     Urinal.
      4   4     1 x 4 (4) lamp fluorescent fixtures.

KITCHENETTE:

Complete with stainless steel sink with centerset faucets, countertop and vanity, vinyl composite floor tiles, drywall painted partitions, acoustical ceiling tiles on a T-Bar grid system.

LUNCHROOM:

1 stainless steel sink complete with centerset faucets, countertop and vanity, vinyl composite floor tiles, drywall painted partitions, acoustical ceiling tiles on a T-Bar grid system, 1 hot water heater closet.

HEATING:

1    Recessed force flow heater.
5    Trane gas fired unit heater complete with thermostat and starting switches.
1    40 gallon hot water heater.
3    Rooftop mounted heat/air conditioning unit.
1    Water fountain warehouse.
12   1.0 KW baseboard heaters.
3    1.5 KW baseboard heaters.
1    3.0 KW force flow heater.

ELECTRICAL:

2    Incandescent recessed pot lights.
8    1" x 4" (2) lamp floursescent fixtures
41   2" x 4" (4) lamp floursescent fixtures
110  96" twin floursescent lamps
6    Exit light signs.
1    120/208 volt 30-4W 225 AMP 42 breaker panel.
1    347/600 volt 30-4W 100 AMP 18 breaker panel.

1    800 AMP 3P disconnect switch
1    100 AMP 347/600  disconnect switch
1    800 AMP splitter.
3    30 AMP disconnect switches
2    100 AMP disconnect switches
1    60 AMP disconnect switches
1    45 KVA transformer

DRAPES:

Vertical blinds supplied on the South. East and West elevations.

MISCELLANEOUS:

Sprinklered throughout conforming to the Insurance Advisory Organization standards.

                                  SCHEDULE "B"


                     LEASE AMENDING AND EXTENDING AGREEMENT

THIS AGREEMENT made as of the 1st day of April 1996

BETWEEN

                          SLOUGH ESTATES CANADA LIMITED
                         40 King Street West, Suite 4803
                         P.O. Box 303, Toronto, Ontario
                                     M5H 3Y2

                                     (hereinafter referred to as the "Landlord")

                                     - and -

                         G.G.S. PLASTIC ENGINEERING INC.
                               6 Kenview Boulevard
                                Brampton, Ontario
                                     L6T 5E4

                                       (hereinafter referred to as the "Tenant")

WHEREAS

A. By a Lease dated August 22, 1989, G.G.S. Plastic Engineering Inc., did lease from the Landlord 31,200 square feet of space in the building known as 6 Kenview Boulevard, Brampton, Ontario, (the "Building 1110"), (the "Original Premises") for a term of FIVE (5) years commencing on the 29th day of September 1989, (the "Original Lease").

B. By way of a letter dated September 30, 1991 the Landlord extended the Term of the Lease until March 31, 1996.

C. The Tenant has requested that the Landlord extend the Term of the Original Lease for the Original Premises for a term of TEN (10) years until March 31, 2006 and the Landlord has agreed to same.

D. The Tenant has also requested that the Landlord demise unto the Tenant an additional 23,200 square feet of space in Building 1111, 8 Kenview Boulevard, Brampton, Ontario, (the "Additional Premises") for a period of TEN (10) years from April 1, 1996 to March 31, 2006.

E. The parties have agreed to amend and modify the Lease as hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter set forth the parties hereto covenant and agree as follows:

1.       Definitions

         All capitalized terms used in this Agreement and not defined herein shall the meaning set forth in the Lease, save as modified or amended hereby.

2.       Premises, Term and Net Rent Payable

(A) Section 1 of the Original Lease, shall mean Building 1110, the Original Premises, consisting of 31,200 square feet at 6 Kenview Boulevard, Brampton, Ontario and Building 1111, the Additional Premises, consisting 23,200 square feet at 8 Kenview Boulevard, Brampton, Ontario.

(B)      Section 2 "Term" of the Original Lease is amended as follows:

              (i) In respect of the Original Premises, the Term of the Original Lease is hereby extended for a further period of TEN (10) years commencing April 1, 1996 and expiring on March 31, 2006.

              (ii) In respect of the Additional Premises the Term shall be for a period of TEN (10) years commencing April 1, 1996 to and expiring on March 31, 2006.

(C)      Section 3, "Rent" of the Original Lease shall be amended as follows:

         (a) Minimum Rent payable by the Tenant for the Original Premises, in addition to the Additional Rent payable by the Tenant pursuant to the terms of the Original Lease shall be as follows:

              (i) For the period commencing April 1, 1996 to March 31, 1997 of the Term, the sum of ONE HUNDRED and TWENTY-FOUR THOUSAND EIGHT HUNDRED and--00/100 Dollars ($124,800.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of TEN THOUSAND FOUR HUNDRED and--00/100 Dollars ($10,400.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.00 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (ii) For the period commencing April 1, 1997 to March 31, 1998 of the Term, the sum of ONE HUNDRED and TWENTY-NINE THOUSAND FOUR HUNDRED and EIGHTY--00/100 Dollars ($129,480.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of TEN THOUSAND SEVEN HUNDRED and NINETY and--00/100 Dollars ($10,790.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.15 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (iii) For the period commencing April 1, 1998 to March 31, 1999 of the Term, the sum of ONE HUNDRED and THIRTY-FOUR THOUSAND ONE HUNDRED and SIXTY and--00/100 Dollars ($134,160.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of ELEVEN THOUSAND ONE HUNDRED and EIGHTY and--00/100 Dollars ($11,180.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.30 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (iv) For the period commencing April 1, 1999 to March 31, 2000 of the Term, the sum of ONE HUNDRED and THIRTY-EIGHT THOUSAND EIGHT HUNDRED and FORTY--00/100 Dollars ($138,840.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of ELEVEN THOUSAND FIVE HUNDRED and SEVENTY and--00/100 Dollars ($11,570.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.45 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (v) For the period commencing April 1, 2000 to March 31, 2001 of the Term, the sum of ONE HUNDRED and FORTY-THREE THOUSAND FIVE HUNDRED and TWENTY--00/100 Dollars ($143,520.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of ELEVEN THOUSAND NINE HUNDRED and SIXTY and--00/100 Dollars ($11,960.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.60 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (vi) For the period commencing April 1, 2001 to March 31, 2002 of the Term, the sum of ONE HUNDRED and FORTY-EIGHT THOUSAND TWO HUNDRED and--00/100 Dollars ($148,200.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of TWELVE THOUSAND THREE HUNDRED and FIFTY--00/100 Dollars ($12,350.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.75 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (vii) For the period commencing April 1, 2002 to March 31, 2003 of the Term, the sum of ONE HUNDRED and FIFTY-TWO THOUSAND EIGHT HUNDRED and EIGHTY--00/100 Dollars ($152,880.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of TWELVE THOUSAND SEVEN HUNDRED and FORTY and--00/100 Dollars ($12,740.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.90 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (viii) For the period commencing April 1, 2003 to March 31, 2004 of the Term, the sum of ONE HUNDRED and FIFTY-SEVEN THOUSAND FIVE HUNDRED and SIXTY--00/100 Dollars ($157,560.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of THIRTEEN THOUSAND ONE HUNDRED and THIRTY and--00/100 Dollars ($13,130.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $5.05 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (ix) For the period commencing April 1, 2004 to March 31, 2005 of the Term, the sum of ONE HUNDRED and SIXTY-TWO THOUSAND TWO HUNDRED and FORTY--00/100 Dollars ($162,240.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of THIRTEEN THOUSAND FIVE HUNDRED and TWENTY and--00/100 Dollars ($13,520.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $5.20 per square foot times the Rentable Area of the Premises of 31,200 square feet.

              (x) For the period commencing April 1, 2005 to March 31, 2006 of the Term, the sum of ONE HUNDRED and SIXTY-SIX THOUSAND NINE HUNDRED and TWENTY--00/100 Dollars ($166,920.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of THIRTEEN THOUSAND NINE HUNDRED and TEN and--00/100 Dollars ($13,910.00) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $5.35 per square foot times the Rentable Area of the Premises of 31,200 square feet.

         If the Term commences on any day other than the first or ends on any other day than the last day of the month, rent for the fractions of a month at the commencement and at the end of the Term shall be adjusted pro-rata.

         (b) Minimum Rent payable by the Tenant for the Additional Premises, in addition to the Additional Rent payable by the Tenant shall be as follows:

              (i) For the period commencing April 1, 1996 to March 31, 1997 of the Term, the sum of NINETY-TWO THOUSAND EIGHT HUNDRED and--00/100 Dollars ($92,800.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of SEVEN THOUSAND SEVEN HUNDRED and THIRTY-THREE and--33/100 Dollars ($7,733.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.00 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (ii) For the period commencing April 1, 1997 to March 31, 1998 of the Term, the sum of NINETY-SIX THOUSAND TWO HUNDRED and EIGHTY--00/100 Dollars ($96,280.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of EIGHT THOUSAND and TWENTY-THREE and--33/100 Dollars ($8,023.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.15 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (iii) For the period commencing April 1, 1998 to March 31, 1999 of the Term, the sum of NINETY-NINE THOUSAND SEVEN HUNDRED and SIXTY and--00/100 Dollars ($99,760.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of EIGHT THOUSAND THREE HUNDRED and THIRTEEN and--33/100 Dollars ($8,313.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.30 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (iv) For the period commencing April 1, 1999 to March 31, 2000 of the Term, the sum of ONE HUNDRED and THREE THOUSAND TWO HUNDRED and FORTY and--00/100 Dollars ($103,240.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of EIGHT THOUSAND SIX HUNDRED and THREE and--33/100 Dollars ($8,603.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.45 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (v) For the period commencing April 1, 2000 to March 31, 2001 of the Term, the sum of ONE HUNDRED and SIX THOUSAND SEVEN HUNDRED and TWENTY and--00/100 Dollars ($106,720.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of EIGHT THOUSAND EIGHT HUNDRED and NINETY-THREE and--33/100 Dollars ($8,893.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.60 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (vi) For the period commencing April 1, 2001 to March 31, 2002 of the Term, the sum of ONE HUNDRED and TEN THOUSAND TWO HUNDRED and--00/100 Dollars ($110,200.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of NINE

                     THOUSAND ONE HUNDRED and EIGHTY-THREE and--33/100 Dollars ($9,183.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.75 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (vii) For the period commencing April 1, 2002 to March 31, 2003 of the Term, the sum of ONE HUNDRED and THIRTEEN THOUSAND SIX HUNDRED and EIGHTY--00/100 Dollars ($113,680.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of NINE THOUSAND FOUR HUNDRED and SEVENTY-THREE and--33/100 Dollars ($9,473.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $4.90 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (viii) For the period commencing April 1, 2003 to March 31, 2004 of the Term, the sum of ONE HUNDRED and SEVENTEEN THOUSAND ONE HUNDRED and SIXTY--00/100 Dollars ($117,160.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of NINE THOUSAND SEVEN HUNDRED and SIXTY-THREE and--33/100 Dollars ($9,763.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $5.05 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (ix) For the period commencing April 1, 2004 to March 31, 2005 of the Term, the sum of ONE HUNDRED and TWENTY THOUSAND SIX HUNDRED and FORTY--00/100 Dollars ($120,640.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of TEN THOUSAND and FIFTY-THREE and--33/100 Dollars ($10,053.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $5.20 per square foot times the Rentable Area of the Premises of 23,200 square feet.

              (x) For the period commencing April 1, 2005 to March 31, 2006 of the Term, the sum of ONE HUNDRED and TWENTY-FOUR THOUSAND ONE HUNDRED and TWENTY--00/100 Dollars ($124,120.00) per annum of lawful money of Canada, payable in advance in equal monthly installments of TEN THOUSAND THREE HUNDRED and FORTY-THREE and--33/100 Dollars ($10,343.33) each, on the first day of each and every month, and additional rental as set out in this Lease. The foregoing rental is based upon an annual rate of $5.35 per square foot times the Rentable Area of the Premises of 23,200 square feet.

         If the Term commences on any day other than the first or ends on any other day than the last day of the month, rent for the fractions of a month at the commencement and at the end of the Term shall be adjusted pro-rata.

(D) Section 3(a) "Deposit" of the Original Lease shall be amended as follows:

              (i) The Landlord acknowledges possession of a deposit in the amount of THIRTEEN THOUSAND SIX HUNDRED and FIFTY and--00/100 Dollars ($13,650.00) in respect of the Original Premises which will be applied to the last months' rental payable by the Tenant in respect of the extended Term for the Original Premises.

              (ii) The Landlord acknowledges receipt of FIVE THOUSAND and--00/100 Dollars ($5,000.00) to be held without interest and applied to the last months' rentals due in respect of the Additional Premises.

(E) Section 4 "Renewal Option", Schedule "C", of the Original Lease is hereby deleted.

(F) Pre-Authorized Payment as set out in Section 5(a) of the Original Lease for the Original Premises and as set out below for the Additional Premises shall be effective April 1, 1996.

         To pay rent and prior to the Commencement Date, it will arrange with its banker to have all monthly payments of Minimum Rent payable hereunder and estimated Additional Rent (as determined from time to time by the Landlord) hereunder paid directly to Account Number 277-357-0 at the Royal Bank of Canada, Main Branch-Royal Bank Plaza, or such other account and/or Bank as the Landlord may from time to time direct in writing, by way of Pre-authorized Chequing, electronic transfer or other similar arrangements acceptable to the Landlord.

         The Landlord shall advise the Tenant each calendar year during the Term of its revised estimate of the amount of the Additional Rent payable by the Tenant for such year and shall provide the Tenant with the particulars thereof. The Tenant shall take the steps required to amend the arrangements with its banker made pursuant to the preceding paragraph to provide for the payment of the revised estimate of Additional Rent.

         The Tenant agrees to provide the Landlord with evidence of such arrangements from time to time and further agrees not to cancel such arrangements without giving the Landlord at least thirty (30) days prior written notice.

(G) Notwithstanding the foregoing and providing this Lease Amending and Extending Agreement has been fully executed, the Tenant shall be entitled to occupancy of the warehouse portion of 8 Kenview Boulevard, Building 1111, the Additional Premises prior to commencement of the extended term of this Lease Amending and Extending Agreement on February 15th, 1996. This access period shall be free of Net Rent. During this period, the Tenant will be responsible for Additional Rent as outlined in this Lease Amending and Extending Agreement and all terms and conditions of this Lease Amending and Extending Agreement shall be in full force and effect.

(H) The Landlord agrees to permit the Tenant to construct, at its own expense, a temporary connecting structure between the two (2) buildings, to remain for nor more than four (4) years and removed at the Tenant's expense. The Tenant will supply to the Landlord written application for the construction of the said connecting structure. The Tenant agrees the application will be approved by the Landlord in writing prior to the commencement of any work.

(I) Schedule "D", Landlord's Work of the Original Lease is hereby deleted and replaced as follows:

         Upon execution of this Lease Amending and Extending Agreement the Landlord agrees to supply and install TWO (2) 12' x 12' grade level overhead doors and any necessary ramping required. This ramping is to be located towards the front of both the Original Premises and the Additional Premises.

         It is agreed and understood that all additional items of work not specifically described in this Agreement that may be required by the Tenant shall be considered Tenant's Work (the "Tenant's Work") and shall be performed by the Landlord at the Tenant's expense and provided the Landlord is satisfied as the extent of the Tenant's financial capacity to pay for such Tenant's Work the Landlord may amortize the cost of all or a part of such work with interest at fifteen (15%) per cent, per annum over the balance remaining of the Term of the Original Lease as hereby extended.

(J) It is understood and agreed that all options or rights contained or referred to herein are personal to G.G.S. PLASTIC ENGINEERING INC., and are non-assignable or non-transferable to any assignee or sub-lessee without the prior written approval of the Landlord.

(K)      Lease Remains in Effect

         The parties acknowledge and agree that the Lease shall remain in full force and effect.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Agreement as of the date first set out above.

The Corporate Seal SLOUGH ESTATES CANADA
LIMITED was hereunto affixed in the presence of


By:                        Rob Stewart
   -----------------------------------------------------------
                  Authorized Signing Officer


And:                       A.D. Motley
    ----------------------------------------------------------
                  Authorized Signing Officer
I/WE have the authority to bind the Corporation.

The Corporate Seal of G.G.S. PLASTIC
ENGINEERING INC. was hereunto affixed in the presence of


By:                        G. Martinovic
   -----------------------------------------------------------
                  Authorized Signing Officer


And:
   -----------------------------------------------------------
                  Authorized Signing Officer

                                       SLOUGH ESTATES
                                       Slough Estates Canada Limited
                                       6285 Northam Drive, Suite 300
                                       Mississauga, Ontario Canada L4V IX5
                                       Tel: (905) 672-7444
                                       Fax: (905) 672-3114

September 14, 1998
                                                     Via Fax: (905) 855-8647

D.H. Morrison Real Estate Ltd.
34 Village Centre Place
Suite 300
Mississauga, Ontario L4Z 1V9

Attention: Peter Morrison

Dear Peter:

         RE:       Sublet 6 Kenview Blvd., Brampton, Ontario.
                   Building 1110, ("Premises") - 31,200 sq. ft.

--------------------------------------------------------------------------------


This letter will confirm our consent to the sub-leasing by G.G.S. Plastic Engineering Inc., (Tenant), to Formost Data Products Inc., (Sub-Tenant), subject to the following:

     (a) Confirmation that the above ground parking at the Building containing the Premises by the Sub-Tenant and its employees will not create a parking problem. How many vehicles will the Sub-Tenant and it's employees be bringing to this location?

     (b) The preparation, execution by the Tenant and Sub-Tenant and delivery of an original copy of a sub-lease to Slough for a term expiring not later than March 30, 2006.

     (c) The Landlord reserves the right to require that any additions and alterations made to the Premises by the Tenant or Sub-Tenant since the Commencement Date of the Lease be removed at the expiry of the Lease. We await receipt from you of the details of the alterations referred to in your letter of September 14, 1998.

     (d) G.G.S. Plastic Engineering Inc. shall not be released from any of the covenants contained in the Lease dated August 22, 1989 as amended by a Lease Amending and Extending Agreement dated April 1, 1996, on its part to be observed and performed and any Inducements, Landlord's Work, Net Rent Free Periods, Options or Rights remain personal to G.G.S. Plastic Engineering Inc. and are not available to the Sub-Tenant.

                                                   Slough Estates Canada Limited

D.H. Morrison Real Estate Ltd.                                            Page 2


     (e) The Sub-Tenant agrees to be bound by all the terms of the Lease except as varied by the Sub-lease as to the amount of rent.

     (f) Please supply a detailed letter of use from Formost Data Products Inc. as to the intended uses the Sub-Tenant will be conducting in the Premises. We note from the offer to Sublease that an associated company will be subletting a portion of the warehouse, please supply a detailed letter of use from the proposed Sub-Tenant's associated company as to its intended use of a portion of the Premises.

     (g)  The payment of Slough's administration fee of $500.00 (plus taxes).

We trust that this letter will allow you to continue with your sub-leasing arrangement. We look forward to receiving the executed original sub-lease in early course and will charge the Tenant's account for $500.00, (plus taxes). Our consent to the sub-leasing shall not be construed as an acknowledgement or our agreement as to the contents of such sub-lease which shall remain the sole responsibility of the parties thereto.

Yours very truly
SLOUGH ESTATES CANADA LIMITED


/s/ A.D. Motley


A.D. MOTLEY Manager - Legal Administration

ADM/jd

c.c.     Robert G. Stewart, Vice President - Leasing
c.c.     David Craig - Property Manager
c.c.     Dan Hussey - Leasing Manager

                                       SLOUGH ESTATES
                                       Slough Estates Canada Limited
                                       6285 Northam Drive, Suite 300
                                       Mississauga, Ontario Canada L4V IX5
                                       Tel: (905) 672-7444
                                       Fax: (905) 672-3114

October 13, 1998
                                                     Via Fax: (416) 598-5466

G.G.S. PLASTIC ENGINEERING INC.
6 Kenview Blvd.
Brampton, Ontario
L6T 5E4

Attention: J. Walsh

Dear Sir:

         Re: Games Trader Inc. - Sublease 8, Kenview Blvd., Brampton

Receipt of a copy of Games Trader lnc.'s letter to you of October 1, 1998 is acknowledged requesting consent to a change in control of the company.

This letter will confirm our telephone conversation of October 8, 1998 wherein we confirmed that we did not have any objection to the proposed change in control.

Please advise us of any change in the name of the subtenant in due course.

Yours very truly
SLOUGH ESTATES CANADA LIMITED


/s/ A.D. Motley


A.D. MOTLEY
Manager - Legal Administration

ADM/jd

c.c.      D. Craig
          D. Hussey
          M. Dunn